ASSET AND LIABILITY TRANSFER AGREEMENT


     THIS ASSET AND LIABILITY TRANSFER AGREEMENT dated this 6th day of June, 2002, between U.S.Crude, Ltd., a corporation organized under the laws of the State of Nevada ("US Crude"); United States Crude International, Inc., a corporation organized under the laws of the State of Nevada and a wholly-owned Subsidiary of US Crude ("USCU"); Equity Planners, LLC, Sea Lion Investors, LLC, and Myrtle Holdings, LLC (collectively, the "Accredited Investors").

               W     I     T     N     E     S     S     E     T     H  :

     WHEREAS, an entity known as USCR Acquisition Corp. ("Acquisition Corp.") and the Accredited Investors entered into that certain Subscription Agreement dated August 1, 2001 (the "Subscription Agreement") pursuant to which Acquisition Corp. issued to the Accredited Investors its $1,000,000.00 Senior Subordinated Convertible Redeemable Debentures (the "Convertible Debentures"), convertible, from time to time, into authorized but unissued shares of Acquisition Corp. Common Stock;

     WHEREAS, as a result of a Merger between US Crude and Acquisition Corp., the rights and obligations of Acquisition Corp. with respect to, and under the Subscription Agreement, enured to the benefit of and became binding upon US Crude and the Accredited Investors;

     WHEREAS,  in  order to avoid a default under the Subscription Agreement, US
Crude wishes to provide the Accredited Investors with enhanced security with respect to their investment by transferring its assets and liabilities to its wholly-owned Subsidiary, USCU, pursuant to the Laws of the State of Nevada;

     WHEREAS, as a new entity, USCU has no history of operations and, therefore, its Financial Statements are less complex, so that a transfer of US Crude's assets and liabilities to a new entity, with its less complex Financial
Statements,  would  make  the  value  of  the  assets more easily ascertainable,

     WHEREAS, such being the case, in the event of a default and judicial sale, since the value of the assets would be more easily ascertainable, this fact would tend to reduce the potential for costly litigation engendered by uncertainty over asset valuation;

     WHEREAS, following the transfer by US Crude of its assets to USCU, USCU wishes enter into an Asset Pledge Agreement, pursuant to which USCU will pledged its assets (those formerly belonging to US Crude) to the Accredited Investors to further secure the debt evidenced by the Convertible Debentures;

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     WHEREAS,  before  the Asset Pledge Agreement can be implemented, it will be first  necessary  for  US  Crude to transfer its assets and liabilities to USCU.


          N    O    W         T    H    E    R    E    F   O   R    E ,


     For good and valuable consideration, including a desire of all the Parties to avoid a default under the Subscription Agreement, US Crude and USCU agree as follows:

     1. Pursuant to NRS 78.565 2. (a), US Crude does hereby assign, and USCU does hereby irrevocably and unconditionally accept, all of the assets and liabilities of US Crude as of June 6, 2002, including the rights of US Crude under the Subscription Agreement.

     2. Simultaneously with the execution of this Agreement by the Parties, USCU will issue and deliver to US Crude 745,000,000 shares of its Common Stock, Par Value $0.001 per share, and 40,000,000 shares of its Preferred Stock, Par Value $0.001 per share.

     3. The Accredited Investors hereby approve the foregoing transfer, and any subsequent funding under the Subscription Agreement will be made by the Accredited Investors to USCU or its designee.

     4. This Agreement may be executed by the Parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

     EXECUTED  ON  THE  DAY  AND  YEAR  ABOVE  FIRST  WRITTEN.

THE  ACCREDITED  INVESTORS:


Equity  Planners,  LLC

By:  /s/ Joel Greenfeld
     ________________________
     Principle



Sea  Lion  Investors,  LLC

By:  /s/ Ester Gluck
     ________________________
     Principle

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Myrtle  Holdings,  LLC

By:  /s/ Goldie Caufman
     ________________________
     Principle



US  CRUDE:

U.S.  Crude,  Ltd.

By:   /s/ Anthony Miller
      ___________________________
      Anthony  Miller,  President



USCU:

United  States  Crude  International,  Inc.

By:  /s/ Anthony Miller
     ___________________________
     Anthony  Miller,  President

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